Exhibit 99.1

NOTICE OF PARTIAL REDEMPTION

TO THE HOLDERS OF
9.500% SENIOR SECURED NOTES DUE 2017
OF
THERMON INDUSTRIES, INC.

CUSIP NUMBER 88362R AC1

NOTICE IS HEREBY GIVEN, pursuant to that certain Indenture, dated as of April 30, 2010 (the “Original Indenture”), between Thermon Industries, Inc., a Texas corporation and successor by merger to Thermon Finance, Inc., as issuer (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent (the “Trustee”), and the First Supplemental Indenture, dated as of April 30, 2010 (together with the Original Indenture, the “Indenture”), among the Company, the Trustee and the guarantors party thereto, as follows:

(1) The Company’s 9.500% Senior Secured Notes due 2017 (the “Notes”), are hereby called for redemption in part. The CUSIP number of the Notes is 88362R AC1.

(2) The date fixed for redemption is August 8, 2011 (the “Redemption Date”).

(3) Pursuant to the terms of the Indenture and the Notes, the Notes will be redeemed at a redemption price equal to 109.5% of the principal amount redeemed, plus accrued and unpaid interest to the Redemption Date (the “Redemption Price”).

(4) The Notes will be redeemed in part as follows: $24.59 million aggregate principal amount of the $168.0 million outstanding Notes are to be redeemed.  Pursuant to Section 3.02 of the Indenture, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee shall deem to be fair and appropriate, subject to the Applicable Procedures; provided that no Notes of $2,000 or less in principal amount shall be redeemed in part.

(5) The name and address of the Paying Agent with respect to the redemption of the Notes are as follows:
The Bank of New York Mellon Trust Company, N.A. Attn: Corporate Trust Redemptions 111 Sanders Creek Parkway East Syracuse, NY 13057

(6) The Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price.

(7) Unless the Company defaults in making payment of the aggregate Redemption Price of all Notes to be redeemed, interest on the Notes called for redemption shall cease to accrue on and after the Redemption Date.

(8) The Notes are being called for redemption in part pursuant to Section 3.07(b) of the Indenture and Section 5(b) of the Notes.

(9) Neither the Company nor the Trustee shall be responsible for the accuracy of the CUSIP number either as printed on the Notes or as set forth in this Notice of Partial Redemption. The CUSIP number set forth above is included solely for the convenience of the Holders.

(10) Prior to or on the Redemption Date, the Company shall deposit with the Paying Agent money sufficient to pay the aggregate Redemption Price of all Notes to be redeemed.

(11) Capitalized terms used but not defined in this Notice of Partial Redemption shall have the meanings ascribed thereto in the Indenture.

THERMON INDUSTRIES, INC.

Dated: July 8, 2011